Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-______) pertaining to the 1999 Equity Incentive Plan of Brown & Sharpe Manufacturing Company of our reports (a) dated February 5, 1999, with respect to the consolidated financial statements and schedule of Brown & Sharpe Manufacturing Company incorporated by reference in its Annual Report (Form 10-K) and (b) dated June 22, 1999 with respect to the financial statements and schedules of The Brown & Sharpe Savings and Retirement Plan and The Brown & Sharpe Savings and Retirement Plan for Management Employees included in the Plans' Annual Report (Form 11-K), all for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


ERNST & YOUNG LLP


Providence, Rhode Island
November 16, 1999